UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 5, 2019

Hilton Worldwide Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)
(703) 883-1000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of
1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HLT	New York Stock Exchange

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On June 5, 2019, Hilton Worldwide Finance LLC (the “Borrower”), an indirect subsidiary of Hilton Worldwide Holdings Inc. (the “Company”), entered into Amendment No. 5 (the “Amendment”) to the Credit Agreement dated as of October 25, 2013 (as amended by Amendment No. 1 to the Credit Agreement dated as of August 18, 2016, as further amended by Amendment No. 2 to the Credit Agreement dated as of November 21, 2016, as further amended by Amendment No. 3 to the Credit Agreement dated as of March 16, 2017 and as further amended by Amendment No. 4 to the Credit Agreement dated as of April 19, 2018, the “Credit Agreement”). After giving effect to the Amendment, the revolving credit commitments under the senior secured revolving credit facility (the “Revolving Credit Facility”) under the Credit Agreement will be increased from $1.0 billion to $1.75 billion and the maturity date of the Revolving Credit Facility will be extended to June 5, 2024.

Among other things, the Amendment amends the applicable margin on loans extended under the Revolving Credit Facility with varying step downs and step ups from 0.00% to 0.75% per annum, in the case of base rate loans, and 1.00% to 1.75% per annum, in the case of LIBOR loans, based on achievement by the Borrower of certain first lien net leverage ratios. The Borrower will be required to pay a commitment fee of 0.125% per annum to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The Borrower will also be required to pay customary letter of credit fees. The Amendment also increases the letter of credit facility sublimit from $150.0 million to $250.0 million and the swing line facility sublimit from $50.0 million to $100.0 million. After giving effect to the Amendment, the Borrower will be required to maintain as of the last day of any period of four consecutive fiscal quarters of the Borrower, a consolidated secured net leverage ratio not to exceed 5.00 to 1.00. In addition, the Amendment amends the financial covenant, such that the financial covenant is tested as of the last day of any period of four consecutive fiscal quarters of the Borrower, irrespective of the amount of utilization of the Revolving Credit Facility as of such date. The existing term loans do not have the benefit of the financial maintenance covenant (including, without limitation, any rights as to amendments, modifications and waivers with respect thereto).

All other terms of the Revolving Credit Facility and the Credit Agreement will remain substantially the same except as otherwise amended by the Amendment.

Certain of the participants in the Credit Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Amendment No. 5, dated as of June 5, 2019, to the Credit Agreement, dated as of October 25, 2013 (as amended by Amendment No. 1 to the Credit Agreement dated as of August 18, 2016, as further amended by Amendment No. 2 to the Credit Agreement dated as of November 21, 2016, as further amended by Amendment No. 3 to the Credit Agreement dated as of March 16, 2017 and as further amended by Amendment No. 4 to the Credit Agreement dated as of April 19, 2018), by and among Hilton Worldwide Holdings Inc., Hilton Worldwide Parent LLC, Hilton Worldwide Finance LLC, the other guarantors party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent, collateral agent, swing line lender and L/C issuer and the other lenders party thereto from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Kevin J. Jacobs
Name:	Kevin J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

Date: June 7, 2019